Exhibit 99.1

Athenex Receives Positive Feedback from FDA on the Design of Phase III Clinical Trial for Oraxol

BUFFALO, N.Y., January 16, 2018 — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that the United States Food and Drug Administration (“FDA”) has provided positive feedback on the design of the currently ongoing Phase III Clinical Trial for Oraxol, an innovative oral formulation of paclitaxel combined with HM30181A (a novel P-gp inhibitor). Specifically, the FDA indicated that if the study meets the primary endpoint with an acceptable Benefit/Risk profile, it could be adequate as a single comparative trial to support registration of Oraxol for a metastatic breast cancer indication in the United States.

The Oraxol Phase III clinical study (KX-ORAX-001) is a randomized controlled international clinical trial investigating the superiority of Oraxol over intravenous (“IV”) paclitaxel in the treatment of patients with metastatic breast cancer. The primary endpoint is confirmed tumor response rate assessed by a blinded independent radiologic imaging analysis center using the RECIST Criteria, a generally accepted clinical response criteria for efficacy in tumor reduction. The study has a target sample size of 360 patients. The study has completed the first of two planned interim analyses. The second interim analysis based on 180 evaluable patients is planned for the middle of 2018. The positive US FDA feedback would allow an Oraxol US registration submission upon successful completion of this single Phase III study.

Dr. Rudolf Kwan, Athenex’s Chief Medical Officer, commented, “This positive feedback from the U.S. FDA is an important step in bringing Oraxol closer to the doctors and patients. Our Phase III trial also recently received the unanimous recommendation to continue by an independent Data and Safety Monitoring Board. The recommendation was based on the positive overall response rate of Oraxol and the very low incidence of neuropathy, which is a severe dose-limiting side-effect of IV paclitaxel.”

Dr. Johnson Lau, Athenex’s Chief Executive Officer, added, “We are delighted with the positive feedback from the FDA on the Phase III Clinical Study Design for Oraxol, which provides further validation of our regulatory pathway for Oraxol. With the recent allowance of the Oraxol Investigational New Drug application in China and the receipt of the Promising Innovative Medicine designation from the United Kingdom Medicines and Healthcare products Regulatory Agency, we continue to advance towards our goal of improving the lives of cancer patients worldwide.”

Athenex previously announced that the Data and Safety Monitoring Board unanimously recommended the continuation of its Phase III clinical trial comparing Oraxol versus IV paclitaxel in the treatment of metastatic breast cancer after the interim analysis of the first 90 patients on October 5, 2017. Additionally, the Company announced the receipt of the Promising Innovative Medicine designation for Oraxol by the United Kingdom Medicines and Healthcare products Regulatory Agency on December 27, 2017, qualifying Athenex to apply for Step II of the Early Access to Medicines Scheme to provide patients early access to Oraxol prior to receiving marketing authorization. Athenex also recently announced that the Chinese FDA has allowed the Investigational New Drug application for Oraxol on January 8, 2018, enabling Athenex to initiate clinical studies in China.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. The Company’s current clinical pipeline is derived from two different platform technologies: Athenex’s Orascovery and Src Kinase Inhibition platforms. Part of the Orascovery platform is Athenex’s lead proprietary product, Oraxol. Oraxol applies a unique approach based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to administer paclitaxel orally, potentially allowing for improved safety and efficacy profile relative to IV paclitaxel. Oraxol is currently in a pivotal Phase III clinical trial for metastatic breast cancer and is also being evaluated in combination with Eli Lilly’s Cyramza in a Phase I trial for gastric cancer. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Key clinical product candidates in this platform are KX-01 ointment for pre-cancerous lesions and KX-02 for glioblastoma multiforme, or GBM. In December 2017, we entered into a license agreement with Almirall, S.A. pursuant to which we granted to Almirall an exclusive license of KX-01 in the United States and substantially all European countries. In addition to its proprietary product portfolio, the Company also has a revenue generating API and Specialty Pharmaceuticals business. Athenex is headquartered in Buffalo, New York. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China. For more information, please visit http://www.athenex.com.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law. CYRAMZA is a trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

CONTACT:

Jim Polson

Tel: +1-716-427-2952

Athenex, Inc.